EXHIBIT 3.1(C)

                              ARTICLES OF AMENDMENT
                                       OF
                                NEORX CORPORATION



         Pursuant  to  RCW   23B.06.020,   NeoRx   Corporation,   a   Washington
corporation, hereby states that the Designation of Rights and Preferences of Series 4 Convertible Preferred Stock attached hereto as Exhibit A was duly adopted by the Board of Directors of the corporation on July 8, 1997, as amended on August 05, 1997.

         These Articles of Amendment are executed by said corporation by its duly authorized officer.

         DATED:  August 08, 1997

                                                NEORX CORPORATION

                                                By     /s/  Richard L. Anderson
                                                     ---------------------------
                               Richard L. Anderson
                              Senior Vice President


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                         ------------------------------

                    DESIGNATION OF RIGHTS AND PREFERENCES OF
                      SERIES 4 CONVERTIBLE PREFERRED STOCK
                         ------------------------------

         A series of Preferred Stock is hereby designated as Series 4 Convertible Preferred Stock which series shall consist of 1,000 shares, par value $.02 per share (the "Series 4 Shares"), and which shall have the rights, preferences, privileges and limitations as set forth below:

         (1) Dividends. The holders of the Series 4 Shares shall be entitled to a dividend of seven percent (7%) per annum of the Stated Value (as defined below), on a cumulative basis with quarterly compounding (prorated for any portion of the applicable period during which the Series 4 Shares are outstanding). Dividends shall accrue from the date of issuance of the Series 4 Shares and shall be paid on each Series 4 Share at the time that such Series 4 Share is converted or redeemed. Dividends (including dividends payable to holders of Series 4 Shares as of the date such Series 4 Shares convert into Common Stock as provided in Section 2 below) will be paid, at the Company's election, either in cash or in shares of Common Stock valued based on the Average Market Price (as defined below) of the Common Stock for the period of fifteen (15) consecutive trading days ending on the trading day before the date of conversion. The Company shall not issue any fraction of a share of Common Stock in payment of a dividend but shall pay cash therefor. The Company shall, so long as any of the Series 4 Shares are outstanding, reserve and keep available out of its authorized and unissued Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to pay dividends hereunder. Every reference herein to the Common Stock of the Company (unless a different intention is expressed) shall be to the shares of the Common Stock of the Company, $.02 par value, as such stock exists immediately after the issuance of the Series 4 Shares provided for hereunder, or to stock into which such Common Stock may be changed from time to time thereafter.

         "Average Market Price" of any security for any period shall be computed as the arithmetic average of the closing bid prices for such security for each trading day in such period on the Nasdaq National Market (the "Nasdaq-NM"), or, if the Nasdaq-NM is not the principal trading market for such security, on the principal trading market for such security, or, if market value cannot be calculated for such period on any of the foregoing bases, the Average Market Price shall be the average fair market value during such period as reasonably determined in good faith by the Board of Directors of the Company (all as appropriately adjusted for any stock dividend, stock split or other similar transaction during such period).

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         (2)  Conversion of Series 4 Shares.  (a) Each Series 4 Share,  together with any accrued and unpaid dividends, shall automatically convert into fully paid and nonassessable shares (calculated to the nearest whole share) of Common Stock at the Conversion Rate (as defined below) in effect at the time of conversion, upon the first to occur of the following (each, a "Conversion Event"), and each Series 4 Share shall have a value of Five Thousand Dollars ($5,000) (the "Stated Value") for the purpose of such conversion:

                           (i)      August 8, 1998;

                          (ii) At such time as the Average  Market  Price of the
Common Stock for the period of fifteen (15) consecutive trading days is equal to or greater than $6.00 per share, as appropriately adjusted for any stock dividend, stock split or other similar transaction; and

                           (iii)    The termination of that certain Agreement
dated August 8, 1997 (the"Janssen License Agreement"), between the Company and Janssen Pharmaceutica N.V. ("Janssen") unless such termination is a result of the liquidation of Janssen, the appointment of a receiver for substantially all of the property or assets of Janssen, or an assignment by Janssen for the benefit of creditors, in each case in accordance with the Janssen License Agreement.
                  (b) For purposes hereof, the "Conversion Rate" shall mean the rate at which shares of Common Stock are to be received upon conversion of each Series 4 Share which shall be determined by dividing the Stated Value by the Average Market Price per share of Common Stock for the fifteen (15) consecutive trading days ending one day prior to the date of the Conversion Event (subject to adjustment as provided herein), provided that conversion shall automatically occur, in accordance with clause (ii) above, at the time the Average Market Price equals or exceeds $6.00 per share and at such time the Average Market Price shall be deemed to be $6.00 per share.

                  (c) The Company shall not issue any fraction of a share of Common Stock upon any conversion, but shall pay cash therefor at the Conversion Price multiplied by such fraction.

                  (d) If the Company shall consolidate with or merge into any corporation or reclassify its outstanding shares of Common Stock (other than by way of subdivision or reduction of such shares) (each a "Major Transaction"), then, immediately prior to such Major Transaction, each outstanding Series 4 Share shall, at the election of the holder, either convert to shares of Common Stock at the Conversion Rate or shall be redeemed by the Company at the Stated Value, plus accrued and unpaid dividends.

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                  (e) Upon  conversion,  the Company shall send a written notice to the holders of Series 4 Shares containing the date of conversion, the Conversion Rate and the number of shares into which the holder's Series 4 Shares are to be so converted. On presentation and surrender to the Company (or at any office or agency maintained for the transfer of the Series 4 Shares) of the certificates of Series 4 Shares so to be converted, duly endorsed in blank for transfer or accompanied by proper instruments of assignment or transfer in blank (a "Holder Conversion Notice"), with signatures guaranteed, the holder of such Series 4 Shares shall be entitled, subject to the limitations herein contained, to receive in exchange therefor a certificate or certificates for fully paid and nonassessable shares, which certificates shall be delivered by the second trading day after the date of delivery of the Holder Conversion Notice, and cash for fractional shares, of Common Stock on the foregoing basis. The Series 4 Shares shall be deemed to have been converted, and the person converting the same to have become the holder of record of Common Stock, for all purposes as of the date of delivery of the Holder Conversion Notice.

                  (f) The Company shall, so long as any of the Series 4 Shares are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series 4 Shares, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series 4 Shares then outstanding. The Company agrees that it will from time to time take all such actions as may be requisite to assure that all shares of Common Stock which may be issued upon conversion of any share of the Series 4 Shares will, upon issuance, be legally and validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issue thereof.

                  (g) The Company shall pay any and all taxes which may be imposed upon it with respect to the issuance and delivery of Common Stock upon the conversion of the Series 4 Shares as herein provided. The Company shall not be required in any event to pay any transfer or other taxes by reason of the issuance of such Common Stock in names other than those in which the Series 4 Shares surrendered for conversion are registered on the Company's records, and no such conversion or issuance of Common Stock shall be made unless and until the person requesting such issuance has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company and its transfer agent, if any, that such tax has been paid.

                  (h) Whenever the Conversion Rate shall be adjusted pursuant to this Section 2, the Company shall forthwith deliver to the holders of Series 4 Shares a certificate signed by an officer of the Company, setting forth, in reasonable detail, the event requiring the adjustment and the method by which such adjustment was calculated and specifying the Conversion Rate.

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         (3)  Redemption.  At any time  after  one  hundred  twenty  (120)  days following the original issue date of the Series 4 Shares, the Company may, upon two (2) days' written notice, redeem all, but not less than all, of the outstanding Series 4 Shares at the Stated Value, plus accrued and unpaid dividends.

         (4) Voting Rights. Holders of Series 4 Shares shall have no voting rights, except as required by law or as otherwise provided in Section 7 below.

         (5) Liquidation, Dissolution, Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series 4 Shares shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings, available for distribution to its shareholders (the "Series 4 Funds"), before any amount shall be paid to the holders of the Common Stock, an amount equal to the Stated Value per Series 4 Share plus any accrued and unpaid dividends through the date of such liquidation, dissolution or winding up, provided that, if the Series 4 Funds are insufficient to pay the full amount due to the holders of Series 4 Shares and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Series 4 Shares as to payments of Series 4 Funds (the "Pari Passu Shares"), then each holder of Series 4 Shares and Pari Passu Shares shall share ratably in any distribution of the Company's assets in proportion to the respective preferential amounts that would have been payable if such Funds were sufficient to permit payment in full of all such amounts. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation nor merger of the Company with or into any other corporation or corporations, nor the sale or transfer by the Company of less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company; provided that such merger, sale or transfer does not amend, alter or change the preferences or rights of the Series 4 Shares or the qualifications or limits thereof in a manner that adversely affects the Series 4 Shares. No holder of Series 4 Shares shall be entitled to receive any amounts with respect thereto upon any liquidation, dissolution or winding up of the Company other than the amounts provided for herein.

         (6) Series 4 Rank. All shares of Common Stock shall be of junior rank to all Series 4 Shares in respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution or winding up of the Company. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Series 4 Shares. The Series 4 Shares shall rank junior to the Company's Convertible Exchangeable Preferred Stock, Series 1, and to the Company's Series 2 Convertible Preferred Stock and Series 3 Convertible Preferred Stock, in respect of dividends and distributions and payments upon the liquidation, dissolution or winding up of the Company. The Company may authorize and issue additional or other preferred stock which is of equal rank with the Series 4 Shares in respect of the preferences as to dividends and distributions and payments upon the liquidation, dissolution or

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winding up of the Company.  In the event of the merger or  consolidation  of the
Company with or into another corporation, the Series 4 Shares shall maintain their relative powers, designations and preferences provided herein.

         (7) Vote to Change the Terms of Series 4 Shares. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the holders of the not less than two-thirds (2/3) of the then outstanding Series 4 Shares shall be required to (a) amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series 4 Shares, (b) authorize, create, or issue any new class or series of stock or any other securities convertible into equity securities of the Company having a preference over the Series 4 Shares with respect to dividends, redemptions or upon liquidation or dissolution of the Company, or (c) reclassify the shares of Common Stock or any other capital stock of junior rank to the Series 4 Shares into shares of any class or series of capital stock (i) ranking either as to payment of dividends, distribution of assets or redemptions, prior to or on parity with the Series 4 Shares, or (ii) which in any manner adversely affects the holders of Series 4 Shares.

         (8) Amendments Upon Conversion of Outstanding Series 4 Shares. When, as a result of the conversion of the Series 4 Shares, no Series 4 Shares remain outstanding, the Board of Directors may, at its discretion and without a vote of the shareholders of the Company, withdraw this Designation in its entirety by providing for the filing of the applicable amendment or restatement of the Company's Restated Articles of Incorporation, and the Series 4 Shares designated hereby shall thereby return to the status of authorized but unissued and undesignated shares of Preferred Stock of the Company.

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